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                               301 North Main Street       Fax: 910 725 4327
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                               North Carolina 27111



                                                                   EXHIBIT 99.4

                        Independent Accountants' Report

The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

          and

Wachovia Bank of North Carolina, N.A.
100 North Main Street
Winston-Salem, North Carolina 27150

          and

The Bank of New York
101 Barclay Street
New York, New York 10286

                Wachovia Credit Card Master Trust Series 1995-1

We have examined management's assertion that First National Bank of Atlanta (the "Company"), a wholly owned subsidiary of Wachovia Corporation maintained control structure policies and procedures over the functions performed as servicer of the Wachovia Credit Card Master Trust Series 1995-1 ("Trust") that are effective, as of October 31, 1996 in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement ("Agreement") dated as of October 26, 1995 and the Series 1995-1 Supplement Pooling and Servicing Agreement dated October 26, 1995 (together the "Agreements"), between the Company as Seller and Owner/Servicer, and The Bank of New York, as Trustee on behalf of the Certificate holders of the Trust, and are recorded properly to permit the preparation of the required financial reports. This assertion is included in the accompanying report of management titled, "Report of Management on Credit Card Trust Control Structure Policies and Procedures and Pooling and Servicing Agreement Compliance" (the "Report").

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                                                                         Page 2
                                                               November 19, 1996



Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and accordingly, included obtaining an understanding of the control structure policies and procedures over the functions performed by the Company as servicer of the Trust, testing and evaluating the design and operating effectiveness of the policies and procedures, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

As discussed in the Report, management, in providing its assertion on the control structure policies and procedures, assumed the accuracy of reports prepared by the Company's bank card processor and did not extend its assessment to the control structure policies and procedures of the Company's bank card processor. Accordingly, and in accordance with Section 3.6(a) of the Agreement, our examination did not extend to the control structure policies and procedures of the Company's bank card processor and we do not express an opinion or any form of assurance on those control structure policies and procedures.

Because of inherent limitations in any control structure policies and procedures, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the control structure policies and procedures over the functions performed by the Company as servicer of the Trust to future periods are subject to the risk that the policies and procedures may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion, that the Company maintained control structure policies and procedures over the functions performed as servicer of the Trust that are effective, as of October 31, 1996, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreements, between the Company as Seller and Owner/Servicer, and The Bank of New York, as Trustee on behalf of the Certificate holders of the Trust, and are recorded properly to permit the preparation of the required financial reports, is fairly stated, in all material respects, based upon the following criteria specified in the Report.

      o Policies and procedures provide reasonable assurance that funds collected are remitted to the Trustee in accordance with the Agreements.

      o Policies and procedures provide reasonable assurance that Trust assets are segregated from those retained by the Company in accordance with the Agreements.

      o Policies and procedures provide reasonable assurance that expenses incurred by the Trust are calculated and remitted in accordance with the Agreements.

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                                                                   EXHIBIT 99.4

                                                                         Page 3
                                                               November 19, 1996



      o Policies and procedures provide reasonable assurance that the addition of accounts to the Trust are authorized in accordance with the Agreements.

      o Policies and procedures provide reasonable assurance that the removal of accounts from the Trust are authorized in accordance with the Agreements.

      o Policies and procedures provide reasonable assurance that Trust assets amortizing out of the Trust are calculated in accordance with the Agreements.

      o Policies and procedures provide reasonable assurance that monthly Trust reports generated in the form of "Exhibits" and provided to the Trustee are reviewed by management prior to distribution.

      o Policies and procedures provide reasonable assurance that monthly Trust reports generated in the form of "Exhibits" contain all required information per section 5.2 of the Agreements.

This report is intended solely for the information and use of the board of directors and management of the Company and should not be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreement or in the Exhibits attached thereto or in the Underwriting Agreement dated October 26, 1995, between the Company and CS First Boston. However, this report is a matter of public record as a result of being included as an exhibit to the annual report on Form
10-K prepared by the Company and filed with the Securities and Exchange Commission on behalf of Wachovia Credit Card Master Trust Series 1995-1 and its distribution is not limited.

                                        /s/ Ernst & Young LLP

November 19, 1996

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